                                                                  EXHIBIT 99.(Y)


                         OPTION TO PURCHASE AGREEMENT

     THIS OPTION TO PURCHASE AGREEMENT (this "Agreement") is made as of June 26,
                                              ---------
1996 by and between Rio Grande Mining Company, a Nevada corporation ("Rio
                                                                      ---
Grande"), and Belcor Inc., a California corporation ("Belcor").
- ------                                                ------

                                   RECITALS

     WHEREAS, Rio Grande and Belcor have entered into an Amended and Restated Termination Agreement (the "Termination Agreement"), dated of even date
                            ---------------------
herewith; and

     WHEREAS, this Agreement is an exhibit to, and the execution and delivery of this Agreement is a condition to, the closing of the Termination Agreement under which Rio Grande has agreed to convey, without representation or warranty but subject to this Agreement, unto Belcor all of its right, title and interest to the mineral rights of approximately 1,600 acres of land located near Shafter, Texas in Presidio County, Texas (the "Red Hills Property") as more particularly
                                      ------------------
described in the Deed (as defined in the Termination Agreement).

     NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.  Option to Purchase.
         ------------------

     1.1  Option.   Belcor hereby grants Rio Grande an exclusive and irrevocable
          ------
option (the "Option") to purchase all of Belcor's right, title and interest to
             ------
the Red Hills Property at a fixed purchase price of $600,000 (the "Purchase
                                                                   --------
Price") upon the terms and conditions of this Agreement.  The term of the Option
- -----
shall commence on the date of execution of this Agreement and shall terminate at 11:59 p.m. (Pacific Time) on June 26, 1999. In order to exercise the Option, Rio Grande shall give to Belcor not less than 3 days advance written notice thereof to Belcor prior to the expiration of the term of the Rio Grande Option. Rio Grande is under no obligation to exercise the Rio Grande Option and shall not be liable for any penalty for not exercising the Rio Grande Option.

     1.2  Transfer of Assets.  If Rio Grande exercises the Option, Belcor shall
          ------------------
sell, convey, transfer, assign, and deliver to Rio Grande, effective as of the Closing Date, and Rio Grande will acquire from Belcor, effective as of the Closing Date, all of Belcor's right, title and interest to the Red Hills Property.


     2.  Other Sale of the Red Hills Property.
         ------------------------------------

     2.1  Notice of Sale.  In the event that during the term of the Option
          --------------
Belcor receives a Bona Fide Offer proposing a Sale of the Red Hills Property which Belcor is willing to accept, Belcor shall promptly (and in any event within two business days) give written notice (the "Offer Notice") to Rio
                                                    ------------
Grande. The Offer Notice shall set forth all relevant terms and conditions in connection with the Bona Fide Offer, including, without limitation, the party or parties making such offer (the "Buyer"), the purchase price, method of payment
                                -----
thereof, proposed date of closing, in the case of an Offer in which the consideration offered consists in whole or in part of consideration other than cash, such information relating to such other consideration as is reasonably necessary for Rio Grande to be informed of all material facts relating to such consideration and a copy of the purchase agreement or other document constituting the Bona Fide Offer.

     2.2  Condition to Sale.  During the term of the Option, neither Belcor nor
          -----------------
any party acting on Belcor's behalf will enter into any agreement or commitment providing for the Sale of the Red Hills Property or accept a Bona Fide Offer relating to a proposed Sale of the Red Hills Property, until and unless ten (10) business days have passed following the receipt by Rio Grande of the Offer Notice and during such period Rio Grande has not elected to exercise the Option as provided in Section 1.1.

     3.  Definitions.
         -----------

     3.1  "Sale".  As used herein, the words "sell", "sale", "transfer" or
          ------
similar words of conveyance shall mean any sale, transfer, assignment, gift, or other conveyance of all or any part of the Red Hills Property, or any interest therein, whether voluntary, involuntary, by operation of law or otherwise.

     3.2  "Bona Fide Offer" means a written offer from a Buyer or Buyers
           ---------------
offering to consummate a transaction which would result in a Sale of the Red Hills Property; provided that such written offer (and related documents provided with such offer) shall set forth in reasonable detail the price and other principal terms upon which the proposed Sale of the Red Hills Property is proposed to be consummated and such offer will be subject to no conditions other than execution of the definitive documentation of the terms of such written offer.

     4.  Representations and Warranties.
         ------------------------------

     4.1 Belcor represents and warrants to Rio Grande that it has duly authorized the execution, delivery and performance of this Agreement and that this Agreement constitutes a legal, valid and binding obligation of Belcor, enforceable against Belcor in accordance with its terms, subject to general principles of equity and, as to enforcement only, bankruptcy, insolvency, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

     4.2 Rio Grande represents and warrants to Belcor that it has duly authorized the execution, delivery and performance of this Agreement and that this Agreement constitutes a legal, valid and binding obligation of Rio Grande, enforceable against Rio Grande in accordance with its terms, subject to general principles of equity and, as to enforcement only, bankruptcy, insolvency, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

     5.  Belcor Covenants.  Belcor covenants that during the term of this
         ----------------
Agreement and until any Sale of the Red Hills Property as provided in Section 2, if any, Belcor shall pay prior to delinquency all real estate taxes and assessments applicable to the Red Hills Property (except as may be contested in good faith in accordance with any applicable procedure for the contesting of same), and shall not, without the prior written consent of Rio Grande, which consent shall not be unreasonably withheld:

     5.1  Other Indebtedness.  Create, incur, assume, or become or remain liable
          ------------------
in any manner in respect of, or allow to exist, any indebtedness secured by any lien or charge against the Red Hills Property.

     5.2  Acquisition Liens.  Own or acquire or agree to acquire any property of
          -----------------
any character related to the Red Hills Property subject to or upon any mortgage, conditional sale agreement or other title retention agreement that would create a lien against any portion of the Red Hills Property except liens in respect of the Red Hills Property imposed by law, which were incurred in the ordinary course of business (including property tax liens and other similar liens) and which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such lien and which are bonded over in a manner reasonably satisfactory to Rio Grande

     5.3  Assignment and Encumbrance.  Assign or encumber any of its rights
          --------------------------
under this Agreement or convey, encumber or dispose (or consent or agree to the conveyance, encumbrance or disposal) of any interest whatsoever, legal or beneficial, in the Red Hills Property.

     6.  Closings, Closing Dates and Method of Payment. The date (the "Closing
         ---------------------------------------------                 -------
Date") of the closing (the "Closing") of a transfer of the Red Hills Property
- ----                        -------
shall be, upon an exercise of the Option, the 20th business day after the date on which Rio Grande exercises the Option pursuant to Section 1.1 or such other date as may be mutually agreed upon by Rio Grande and Belcor. The Closing shall occur at the offices of Mayer, Brown & Platt in Los Angeles, California or such other location as may be mutually agreed upon by Rio Grande and Belcor. On the Closing Date, Belcor shall deliver such instruments and documents as Rio Grande shall reasonably deem necessary or convenient, including a notarized and executed deed without warranty (substantially equivalent in form and substance to the deed without warranty set forth in Exhibit C to the Termination Agreement with appropriate changes to reflect Belcor as the grantor and Rio Grande as the grantee) in order to convey, transfer and assign to Rio Grande all of Belcor's right, title and interest in and to the Red Hills Property and Rio Grande shall simultaneously pay to Belcor the Purchase Price. Payment of the Purchase Price may be made at the option of Rio Grande either (i) in readily available funds (by cashier's check or wire transfer) or (ii) by transfer of securities with a readily ascertainable market value which have an aggregate market value at the time of transfer at least equal to such purchase price. If the Closing occurs prior to the receipt of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Belcor and Rio Grande shall prorate taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates using the tax bill for the previous calendar year or other applicable tax period. In the event that final bills are not available or cannot be issued prior to the Closing for any item being prorated under this Section 4, then Belcor and Rio Grande agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments by Belcor or Rio Grande, as the case may be, in connection with the final adjustment shall be due within 30 days of written notice.

     7.  Notices.  Any notice required or permitted under this Agreement shall
         -------
be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified, with respect to Coastal at 101 Morgan Lane, Suite 180, Plainsboro, NJ 08536, Attention: Theresa C. Morris, and with respect to Belcor, at 18004 Skypark Circle, Suite 105, Irvine, California 92714, or at such other address as such party may designate by five days' advance written notice to the other party.

     8.  Further Assurances.  In addition to the acts and deeds recited herein
         ------------------
and contemplated to be performed, executed and /or delivered by either party, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby.

     9.  Successors and Assigns.  This Agreement and all of the provisions
         ----------------------
hereof will be binding upon and inure to the benefit of the parties hereto and, as applicable, their respective successors, assigns, heirs, executors and administrators.

     10.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

     11.  Governing Law.  The internal law, and not the law of conflicts, of the
          -------------
State of Texas will govern all questions concerning the construction, validity and interpretation of this Agreement.

     12.  Amendments and Waivers.  Any term of this Agreement may be amended and
          ----------------------
the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have cause this Option to Purchase Agreement to be executed and delivered as of the date first above written.


RIO GRANDE MINING COMPANY           BELCOR, INC.


By: /s/ Andrew K. Simpson           By:   /s/ M. Douglas Caffey
    ------------------------              ------------------------
Name:  Andrew K. Simpson            Name:  M. Douglas Caffey
Title:  President                   Title:  President


                                    By:  /s/ Donald Leibsker
                                         -------------------------
                                    Name: Donald Leibsker
                                    Title: Chairman of the Board